Exhibit 23.1

MOORE & ASSOCIATES, CHARTERED
  ACCOUNTANTS AND ADVISORS
      PCAOB REGISTERED


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the registration statement on Form SB-2/A, Amendment No. 1 of Easy Energy, Inc., of our report dated September 11, 2007 on our audit of the financial statements of Easy Energy, Inc. as of August 31, 2007, and the related statements of operations, stockholders' equity and cash flows for the year then ended and since inception on May 17, 2007 through August 31, 2007, and the reference to us under the caption "Experts."



/s/ Moore & Associates, Chartered
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Moore & Associates Chartered
Las Vegas, Nevada
November 21, 2007




               2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146
                        (702) 253-7499 Fax (702) 253-7501